                                                                  EXHIBIT 4.20

                                   TERM NOTE



$30,000,000                                              Dated:  August 7, 2000
                                                         New York, New York



                  FOR VALUE RECEIVED, Gilat-to-Home Inc., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of ISRAEL DISCOUNT BANK LTD. (the "Lender") (i) the principal amount of THIRTY MILLION DOLLARS ($30,000,000), or if less, the aggregate unpaid principal amount of the Term Loan (as defined in the Financing Agreement hereinafter referred to) made by the Lender to the Borrower, payable at such times as are specified in the Financing Agreement, and (ii) interest on the unpaid principal amount hereof from the date hereof until all such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Financing Agreement.

                  Notwithstanding any other provision of the Term Note, interest paid or becoming due hereunder shall in no event exceed the maximum rate permitted by applicable law. Both principal and interest are payable in lawful money of the United States of America in immediately available funds to Bank Leumi USA, as agent (the "Agent"), at its office located at 564 Fifth Avenue, 5th Floor, New York, New York 10036 or such other office as the Agent may designate.

                  The Term Loan made by the Lender to the Borrower pursuant to the Financing Agreement, and all payments made on account of principal hereof, shall be recorded by the Lender and, prior to any transfer hereof, indorsed on the schedule attached hereto which is a part of this Term Note.

                  This Term Note is the Term Note referred to in, and is entitled to the benefits of, the Financing Agreement dated as of June 26, 2000 (as amended or otherwise modified from time to time, the "Financing Agreement"), by and among the Borrower, the financial institutions from time to time party to the Financing Agreement and the Agent. The Financing Agreement, among other things, contains provisions for the acceleration of the maturity of the unpaid principal amount of this Term Note upon the happening of certain stated events of default and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions specified therein. The Borrower hereby waives presentment for payment, demand, protest and notice of dishonor of this Term Note.

                  This Term Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York applicable to contracts made and to be performed therein without consideration as to choice of law.

                              GILAT-TO-HOME INC.



                              By:      /s/ YOEL GAT
                                       ----------------------------------------
                                        Name: Yoel Gat
                                        Title:

                               GILAT-TO-HOME INC.

                      TERM LOAN AND REPAYMENT OF PRINCIPAL



Amount                          Principal                    Principal                    Notation
of Term Loan                    Paid or Prepaid              Balance                      Made By
------------                    ---------------              -------                      -------


                                      -3-